Exhibit 10.7

CANADIAN PACIFIC KANSAS CITY LIMITED

Performance Share Units
Notice of Grant and Grant Agreement (“Agreement”)

[US Form of Synergy Award]

Canadian Pacific Kansas City Limited (formerly known as Canadian Pacific Railway Limited) (“the Corporation”) has granted the target number of [ ] PSUs[1] (“Target”) to the employee named below (the “Eligible Employee”), in accordance with this Agreement and the provisions of the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited as amended from time to time (the “Plan”)[, a sub-plan under the Canadian Pacific Railway Limited Section 162(m) Incentive Plan (the “162(m) Plan”)].

Grant Date	[ ]
Vest Date	[ ]
Performance Period	[ ] – [ ]
Below Threshold	[ ]% of Target
Threshold	[ ]% of Target
Maximum	[ ]% of Target
Payment in respect of PSUs covered by this Agreement will be based on the extent to which the Performance Criteria (as defined below) set out in Schedule A are satisfied at the end of the Performance Period.

By signing this Agreement, the Eligible Employee hereby acknowledges and agrees to the following:

1.Grant of PSUs

1.1Pursuant to the Plan and in respect of services provided to the Corporation or a Subsidiary by the Eligible Employee the Corporation has granted the number of PSUs (the “Target Number of PSUs”) set out in Solium Capital ULC (“Shareworks”) to the Eligible Employee for the Performance Period set out above and subject to the terms and conditions set out in this Agreement and the Plan.

1.2The grant of PSUs and payment of any amount in respect of any such PSUs are subject to the terms and conditions of the Plan and the Schedules appended to this Agreement, all of which are incorporated into and form an integral part of this Agreement.

2.Vesting

2.1Subject to the terms and conditions of the Plan (including without limitation the conditions related to remaining actively Employed and not ceasing employment), the PSUs granted to the Eligible Employee pursuant to Section 1.1 will become Vested PSUs at the end of the Performance Period in such proportion as may be specified in this Agreement and in Schedule A attached hereto and subject to satisfaction of the conditions set out in Schedule A (the “Performance Criteria”) as provided therein. Notwithstanding anything to the contrary in the Plan, in the event the Eligible Employee ceases to be employed by the Corporation or a subsidiary for any reason, other than death or disability, prior to the end of the Performance Period, no PSUs relating to this grant and no dividend equivalent PSUs in respect of such PSUs shall Vest, and the PSUs shall be forfeited on the date the Eligible Employee ceases to be employed.

[1] Capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

2.2Notwithstanding any other provisions in this Agreement, all PSUs awarded (vested or unvested) shall be subject to the terms and conditions in the Non-Competition and Non-Solicitation Agreement in Schedule B (without any further notice, compensation in lieu of notice or damages of any kind). In addition, the Eligible Employee agrees to reconfirm the obligations outlined in Schedule B upon request by the Corporation at any time throughout the term of the Eligible Employee’s employment or upon termination thereof, and failure to provide such confirmation as requested by the Company shall result in the immediate cancellation of all PSUs granted herein (without any further notice, compensation in lieu of notice or damages of any kind).

3.Settlement

3.1Subject to the provisions of the Plan and the provisions of this Agreement, the Eligible Employee shall be entitled to an amount equal to the Market Value on the last day of the Performance Period multiplied by the number of PSUs (which may be whole or fractional) that become Vested in respect of the Performance Period, less such amount as is required to be withheld on account of taxes and other required deductions in accordance with Section 4.1. For participants paid in United States dollars at the time of the grant of PSUs, the Market Value is based on the average closing price per Share on the New York Stock Exchange over the same period.

3.2For greater certainty, no cash or other compensation shall be paid or payable to any person in respect of any PSUs that are forfeited by the Eligible Employee or otherwise cease to be payable to the Eligible Employee or his or her estate, on account of damages, or otherwise.

4.Withholdings

4.1The Corporation or a Subsidiary may withhold, or cause to be withheld, from any amount payable to the Eligible Employee, either under the Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation or the Subsidiary will be able to comply with the applicable provisions of any federal, provincial, state or other law relating to the withholding of tax or other required deductions

4.2The Corporation’s Chief Executive Officer has discretion, subject to any requires of applicable law, to determine whether the after tax value be delivered in Shares purchased on the open market or cash.

5.Personal Information

5.1The Eligible Employee consents to the holding and processing of personal data provided by the Eligible Employee to the Corporation or any Subsidiary or to any third party service provider for all purposes relating to the operation of the Plan, including (i) administering and maintaining records of the Eligible Employee; (ii) providing information to the Corporation, any Subsidiary, their agents, and any third party administrators of the Plan; and (iii) transferring information about the Eligible Employee to a country or territory outside his or her home country that may not provide the same statutory protection for the information as the Eligible Employee’s home country.

6.Binding Agreement and Amendment

6.1This Agreement shall constitute an agreement between the Eligible Employee and the Corporation and will be binding upon the Eligible Employee and the legal representatives of his or her estate and any other person who acquires the Eligible Employee’s rights in respect of the PSUs granted hereunder by inheritance or otherwise, provided that in the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. This Agreement shall be governed and constituted in accordance with the laws of the State of Minnesota.

6.2The Corporation reserves the right to amend or terminate this Grant or the Plan at any time, in which case PSUs that have not previously vested in accordance with Section 2 of this Agreement will not become Vested unless otherwise determined by the Committee.

By electronically “accepting” this agreement, the Eligible Employee hereby confirms and acknowledges the terms of the grant of PSUs as set out above and confirms and acknowledges that he or she has received, read and understood the terms of the Plan. The Eligible Employee also confirms and acknowledges that he or she has not been induced to enter into this Grant Agreement by expectation of employment or continued employment with the Corporation or any Subsidiary.

IN WITNESS WHEREOF the Corporation and the Eligible Employee have entered into this Agreement as of [ ].

Canadian Pacific Kansas City Limited

_____________________________
President and Chief Executive Officer

SCHEDULE A – PERFORMANCE MEASURE AND PERFORMANCE MODIFIER

SCHEDULE B – NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS AGREEMENT is made and effective as of the [ ] day of [ ].

BETWEEN:

Canadian Pacific Kansas City Limited,
a corporation organized under the laws of Canada,
(formerly known as Canadian Pacific Railway Limited) (the “Company”)

- and -

###PARTICIPANT_NAME###,
(the “Employee”)

RECITALS

WHEREAS, the Company has offered the Employee the opportunity to participate in one or more of its long term incentive programs which include the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, and the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as each such plan may be amended from time to time (collectively, the “LTIPs”);

AND WHEREAS, during the course of the Employee’s employment with the member of the CPKC Group (as defined below) that employs Employee, the Employee has access to proprietary and confidential information of the Company and the CPKC Group, thereby making the Company and the CPKC Group uniquely vulnerable to misuse of such information to the detriment of the Company’s and the CPKC Group’s business and interests;

AND WHEREAS, any LTIP granting agreement made on or after the effective date of this Agreement and any grant thereunder is subject to the terms of this Agreement, and such terms are required to protect the proprietary interests and value of the Company and the CPKC Group;

AND WHEREAS, the Employee wishes to participate in one or more of the LTIPs and be eligible to receive grants under these LTIPs by accepting this Agreement either by signature below or by electronic acceptance through Solium Capital ULC (“Shareworks”).

THEREFORE, the parties agree as follows:

1.Consideration. In exchange for accepting this Agreement, the Employee shall be eligible to participate in one or more of the LTIPs, subject to the governing terms of those plans, and acknowledges that this eligibility and any grants thereunder shall constitute good and sufficient consideration for the Employee’s acceptance of the covenants set out in this Agreement.

2.Protected Rights. The parties acknowledge and agree that nothing contained in this Agreement limits: (i) the Employee’s ability to report or file a charge or complaint with any federal, state, provincial or local governmental agency or commission, including the United States Securities and Exchange Commission or any Canadian securities regulator (“Government Agencies”) relating to potential violations of law or regulations; or (ii) the Employee’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may
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be conducted by Government Agencies, including providing documents or other information, without notice to the Company.

3.Non-Competition/Non-Solicitation.

(a)In this Agreement:

(i)“Covenant Period” means the period of the Employee's employment with the member of the CPKC Group that employs Employee and additionally the period of twenty-four (24) months following the cessation of the Employee's employment for any reason; and

(ii)“CPKC Group” means and includes all parent companies, subsidiary companies, and affiliated or related companies or entities of the Company, successors and assigns of the Company which the Employee provides services to, has responsibilities for and/or obtains confidential information from or about.

(b)Non-Competition. During the Covenant Period, the Employee shall not, directly or indirectly, anywhere in Canada or the United States, (i) maintain any interest (proprietary, financial or otherwise) in the business of a Class 1 Railroad or (ii) in any manner, accept employment with, become engaged in the business of, or provide services to, a Class 1 Railroad in any position, role, or area of responsibility similar to or greater than those the Employee held with the member of the CPKC Group that employs Employee in his or her last five (5) years of employment with such member of the CPKC Group. This restriction shall still permit the Employee to acquire, directly or indirectly, less than 2% of the outstanding capital stock of any publicly traded company in the business of a Class 1 Railroad.

(c)Non-Solicitation of Customers, Suppliers and Licensors. During the Covenant Period, the Employee shall not, directly or indirectly, solicit any person that:

(i)is a customer, supplier or licensor of the Company or the CPKC Group at the cessation of the Employee’s employment that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment any time within twelve (12) months before the cessation of the Employee’s employment;

(ii)was a customer, supplier or licensor of the Company or the CPKC Group that the Employee dealt with, or had confidential information of, by virtue of the Employee’s employment at any time within twelve (12) months before the cessation of the Employee’s employment; or

(iii)to the knowledge of the Employee by virtue of the Employee’s employment, has been pursued as a prospective customer, supplier or licensor by or on behalf of the Company or the CPKC Group through the submission of a proposal in writing to perform services for that prospective customer, supplier or licensor at any time within twelve (12) months before the cessation of the Employee’s employment and regarding whom the Company and the CPKC Group has not determined to cease pursuing, for the purposes of: (A) terminating or modifying any actual or prospective relationship the customer or prospective customer has with the Company or the CPKC Group or for the purposes of selling any services to, or soliciting services from, that customer or prospective customer where those services are substantially similar to or competitive with the services sold by the Company or the CPKC Group at the cessation of the Employees’ employment, or (B) terminating or modifying any actual or prospective relationship the supplier or licensor or prospective supplier or licensor has with the Company or the CPKC Group.

(d)Non-Solicitation of Employees and Consultants. During the Covenant Period, the Employee shall not directly or indirectly solicit any employee or consultant of the Company or the CPKC Group to leave their employment or engagement. For this Paragraph 3(d), general newspaper and other media advertisements shall not be a solicitation of employees or consultants or former employees or former consultants of the Company or the CPKC Group.

(e)Notwithstanding Paragraphs 3(a)(i) and 5, the Company agrees that Paragraph 3(b) of this Agreement does not apply to the cessation of the Employee’s employment if the member of the CPKC Group that employs Employee terminates the Employee’s employment as a result of a layoff due to lack of work or elimination of position unrelated to the Employee’s performance or conduct.

4.Acknowledgements.

(a)Reasonableness of Covenants, Right to Counsel, and Time for Review. The Employee agrees that it is fair, reasonable and necessary to protect the proprietary interests and value of the Company and the CPKC Group that the Employee agrees to the obligations and restrictions in this Agreement. Accordingly, the Employee confirms all obligations and restrictions in this Agreement are reasonable and valid and the Employee waives all defenses to the strict enforcement of those obligations and restrictions. Employee acknowledges that they are advised to consult with counsel prior to signing this Agreement, and further acknowledges and understands that they have fourteen (14) days to review this Agreement prior to signing.

(b)Annual Confirmation Process. The Employee agrees to confirm the Employee’s obligations in this Agreement on an annual basis through the Employee’s Shareworks account or any other process that the Company may establish. However, such confirmation is not necessary to enforce Employee’s obligations under this Agreement, which continue in full force and effect regardless of any subsequent failure to confirm.

(c)Blue Pencil Doctrine. In the event any of the terms of this Agreement are determined by a court of competent jurisdiction to be unreasonable or overbroad under circumstances then existing, the parties hereto authorize and request the court to apply the “blue pencil doctrine” to modify the unreasonable or overly broad term to make it enforceable against Employee. This Agreement shall not be construed against any party regardless of who was more responsible for its preparation.

(d)Continuing Confidentiality Obligations. The Employee acknowledges and agrees to be bound by the confidentiality obligations outlined in the Company’s Code of Business Ethics, as may be amended, and any further confidentiality agreements entered into during the Employee's employment with the member of the CPKC Group that employs Employee and following the cessation of the Employee's employment for any reason. Both Employee and Company understand and acknowledge that Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is: (1) made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of the law; or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

5.Survival. All obligations and restrictions imposed on the Employee under this Agreement shall survive and continue in full force and effect (i) regardless of any changes to the Employee’s terms of employment with the member of the CPKC Group that employs Employee, including changes to the Employee’s duties and location of employment; and (ii) following the cessation of the Employee's employment with the member of the CPKC Group that employs Employee for any reason.

6.Relief/Remedies. In the event of a breach of this Agreement, the Company may seek and shall be entitled to the following remedies, which are non-exhaustive and non-exclusive and are in addition to any further remedies available to the Company in contract, law or equity:

(a)Injunction. The Employee agrees that any breach of this Agreement would cause irreparable harm to the Company and the CPKC Group and this harm may not be compensable entirely with monetary damages. If the Employee breaches this Agreement, the Company and the CPKC Group shall be entitled to injunctive relief. Any injunctive relief sought by the Company and the CPKC Group shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which the Company and the CPKC Group are or may be entitled at law, in equity, or under this Agreement.

(b)Repayment or Return of Benefit. If the Employee breaches the Agreement within twenty-four (24) months after receiving any payment or benefit under any LTIP grant made on or after the effective date of this Agreement (the “Repayment Period”), the Company shall be entitled to repayment or return of such payment or benefit. For clarity:

(i)with respect to the Restricted Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited and the Performance Share Unit Plan for Eligible Employees of Canadian Pacific Railway Limited, as may be amended, the Company may require, at its sole discretion, that the Employee immediately repay any cash settlement or payment received during the Repayment Period pursuant to any LTIP grant subject to this Agreement; and

(ii)with respect to the Canadian Pacific Railway Limited Amended and Restated Management Stock Option Incentive Plan, as may be amended, the Company may require, at its sole discretion, that the Employee immediately pay the Company an amount equal to the difference between the exercise price of any options and the market value of any corresponding shares which have been purchased during the Repayment Period through the exercise of any vested option granted subject to this Agreement. For the purposes of this paragraph, the term market value shall mean the closing price of the shares on the date that the Employee exercises the vested option.

For further clarity, the obligation set out above in this Paragraph 6(b) regarding the Repayment Period shall not be interpreted to extend the Employee’s Covenant Period.

(c)Forfeiture. The Employee agrees that any LTIP grants made which are subject to the terms of this Agreement (whether vested or unvested) shall be forfeited in their entirety and the Employee shall have no further right, entitlement or interest in such grants.

(d)Accounting. The Company shall be entitled to an accounting, and to the repayment of all profits, compensation, commissions, fees, or other remuneration which the Employee or any other person or entity has either directly or indirectly realized on its behalf or on behalf of another and/or may realize, because of, growing out of, or in connection with litigation relating to any breach of this Agreement.

(e)Legal Costs. The Company shall be awarded its reasonable expenses, including attorneys’ fees and costs, incurred in enforcing this Agreement.

7.Severability. Each provision in this Agreement is separate and distinct, and if any provision, whether in whole or in part, is unenforceable, it shall be severed from this Agreement and all other provisions of this Agreement shall continue to apply in full force and effect.

8.Non-Waiver. The Company's decision to not enforce a breach of any part of this Agreement (or the Company's settlement of any claims for breach) will not prevent the Company from enforcing the Agreement regarding any other breach of this Agreement that the Company discovers, and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with the Employee or any other agreement with any other employee of the Company.

9.No Breach of Obligations to Others. The Employee represents that the Employee is not bound by or a party to any agreement or obligation with any other party that restrains or conflicts with the Employee’s obligations under this Agreement or the Employee’s employment with the member of the CPKC Group that employs Employee. The Employee agrees to indemnify the Company and the CPKC Group in respect of any violation of this representation.

10.Disclosure. The Employee agrees to disclose his or her commitments under this Agreement to any future employer or potential employer of the Employee, and authorizes the Company, at its election, to make this disclosure.

11.Governing Law and Forum. This Agreement shall be construed and determined according to the laws of the State of Minnesota, and any disputes arising out of this Agreement shall be determined in a court of appropriate jurisdiction in the state of Minnesota, and the Employee expressly consents to the exclusive jurisdiction of the state and federal courts in Minnesota for any dispute arising under this Agreement. The employee waives the right to claim any other jurisdiction is more convenient or to challenge the jurisdiction of the courts of Minnesota over the Employee.

12.Successor and Assigns. This Agreement binds and inures to the benefit of the Company’s successors and assigns.

13.Amendments. No amendment or modification to this Agreement will be valid or binding unless set out in writing and signed by both the Employee and the Company.

14.Independent Advice. The Employee confirms that the Employee has had a reasonable and adequate opportunity to obtain independent advice about this Agreement, the sufficiency of the consideration for this Agreement and the reasonableness of the obligations and restrictions in this Agreement, and that the Employee is accepting this Agreement freely and voluntarily with full understanding of its contents.

15.At-Will Employment. Nothing in this Agreement is intended to provide nor shall this Agreement provide the Employee with any contractual rights to employment for any period of time. The Employee acknowledges that his/her employment relationship with the member of the CPKC Group that employs Employee is one of at-will employment. This means that either (i) the Employee or (ii) the member of the CPKC Group that employs Employee may terminate the employment relationship at any time and for any reason, with or without cause or notice. The Employee understands he/she is an at-will employee of the member of the CPKC Group that employs Employee and that this Agreement does not modify the Employee's at-will status in any manner.

16.[Practice of Law. As it relates to the practice of law after the Employee’s employment with the Company has ceased (for any reason), the restrictions described in this Agreement shall be interpreted consistent with the applicable rules of professional responsibility, including but not limited to rules on confidentiality of information, duties to former clients and restrictions on the right to practice.]

17.Entire Agreement. This Agreement does not supersede and does not replace or extinguish any other written agreements between Employee and the Company or any member of CPKC Group regarding its subject matter including but not limited to non-competition, non-solicitation, or confidentiality obligations. Other than stated in this Agreement, the Employee has been offered no oral or written promises, inducements, or representations, and the Employee accepts this Agreement without reliance on any oral or written promises, inducements, or representations other than those set out in this Agreement.

18.Recitals. The recitals set forth above form part of this Agreement.

The Employee may enter into this Agreement by electronic acceptance via Shareworks, and acknowledges that such electronic signature is intended to authenticate Employee's acceptance and shall have the same force and effect as a manual signature. This Agreement shall be effective and binding upon acceptance by Employee; Employee acknowledges that the Company is not required to execute this Agreement for it to be binding.

Dated: ###ACCEPTANCE_DATE### ###PARTICIPANT_NAME###

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